									Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Successor		Predecessor
	Period from		Period from
	February 6, 2009		January 1, 2009
	through		through		Years Ended December 31,
	June 30, 2009		February 5, 2009		2008		2007		2006		2005		2004
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$131,192		$18,098		$214,835		$257,258		$259,710		$232,323		$199,331
AFUDC - equity	(1,409)		(69)		(2,627)		(1,351)		(7,978)		(3,800)		(2,796)
AFUDC - debt	(3,549)		(350)		(8,610)		(12,614)		(15,874)		(9,493)		(5,420)
Total	$126,234		$17,679		$203,598		$243,293		$235,858		$219,030		$191,115
Fixed charges:
Interest expense	$116,529		$17,291		$202,582		$217,823		$184,013		$174,682		$172,050
Other interest	1,409		69		2,627		1,351		7,978		3,800		2,796
Portion of rentals representative of the interest factor	4,181		1,219		11,775		9,199		9,151		5,234		5,424
Total	$122,119		$18,579		$216,984		$228,373		$201,142		$183,716		$180,270
Earnings available for combined fixed charges	$248,353		$36,258		$420,582		$471,666		$437,000		$402,746		$371,385
Ratio of Earnings to Fixed Charges	2.03	x	1.95	x	1.94	x	2.07	x	2.17	x	2.19	x	2.06	x